Exhibit 5.7

75th Anniversary
    1931 - 2006

May 8, 2006

AMC Entertainment Inc.
920 Main Street
Kansas City, Missouri 64105

Ladies and Gentlemen:

        Loeks-Star partners, a Michigan general partnership ("Guarantor") has requested that we furnish this opinion letter to you in connection with Guarantor's execution and delivery of the Guaranty (as defined below).

        We have examined, and have relied upon the representations and factual statements contained in, the following:

        1.     Five Subsidiary Guarantees, each signed by Craig R. Ramsey ("Guarantees") providing for Guarantor to guarantee payment of the indebtedness and obligations evidenced by the following promissory notes ("Notes") that we are informed have been issued by AMC Entertainment Inc., a Delaware corporation ("AMC"), and to guarantee performance by AMC of its other obligations the indentures described below:

  •
  $250,000,000 aggregate principal amount of 8 5/8% Senior Notes due 2012, issued pursuant to two indentures, each dated as of August 18, 2004, each as supplemented by a First Supplemental Indenture dated as of December 23, 2004, a Second Supplemental Indenture, dated as of January 26, 2006, and a Third Supplemental Indenture dated as of April 20, 2006 ("Fixed Rate Notes").

  •
  $205,000,000 aggregate principal amount of Senior Floating Rate Notes due 2010, issued pursuant to two indentures, each dated as of August 18, 2004, each as supplemented by a First Supplemental Indenture dated as of December 23, 2004, a Second Supplemental Indenture dated as of January 26, 2006, and a Third Supplemental Indenture dated as of April 20, 2006 ("Floating Rate Notes").

  •
  $212,811,000 aggregate principal amount of 9 1/2% Senior Subordinated Notes due 2011, issued pursuant to an indenture dated as of January 27, 1999, as supplemented by a First Supplemental Indenture dated of March 29, 2002, a Second Supplemental Indenture dated as of December 23, 2004, a Third Supplemental Indenture dated as of January 26, 2006, and a Fourth Supplemental Indenture dated as of April 20, 2006 ("2011 Notes").

  •
  $175,000,000 aggregate principal amount of 9 7/8% Senior Subordinated Notes due 2012, issued pursuant to an indenture dated as of January 16, 2002, as supplemented by a First Supplemental Indenture dated as of December 23, 2004, a Second Supplemental Indenture dated as of January 26, 2006, and a Third Supplemental Indenture dated as of April 20, 2006 ("2012 Notes").

  •
  $300,000,000 aggregate principal amount of 8% Senior Subordinated Notes due 2014, issued pursuant to an indenture dated as of February 24, 2004, as supplemented by a First Supplemental Indenture dated as of December 23, 2004, a Second Supplemental Indenture dated as of January 26, 2006, and a Third Supplemental Indenture dated as of April 20, 2006 ("2014 Notes").

        2.     An Officer's Certificate of Star Theatres of Michigan, Inc., dated May 8, 2006, including the attachments to it ("Star Certificate").

        3.     An Officer's Certificate of Loeks Acquisition Corp., dated May 8, 2006, including the attachments to it ("Acquisition Certificate").

        We have assumed (1) the genuineness of all signatures and of all documents that have been submitted to us as originals, (2) that each copy that has been submitted to us conforms to the original, and (3) the legal capacity of each natural person. We also have assumed the continuing accuracy of the statements contained in the Star Certificate and the Acquisition Certificate and that the resolutions and actions of Star and Acquisition described in the Star Certificate and the Acquisition Certificate have not been modified and remain in full force and effect.

        Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth in this letter, it is our opinion that Guarantor's execution, delivery and performance of the Guarantees have been duly authorized by all requisite partnership action of Guarantor.

        The opinion expressed above is subject to the following assumptions, limitations and qualifications:

        A.    We do not express an opinion as to laws, statutes, rules, or regulations other than the laws, statutes, rules and regulations of the State of Michigan (excluding municipal and other local ordinances, codes and regulations).

        B.    We do not express an opinion as to state or federal laws, statutes, rules, or regulations relating to the issuance or registration of the Notes.

        C.    Our opinions are matters of professional judgment and are not a guaranty of' results. This opinion letter is limited to the matters set forth in it, and no opinions are intended to be implied or may be inferred beyond those that are expressly stated above.

        We consent to (1) the filing of this opinion with the Securities and Exchange Commission ("SEC") as an exhibit to the registration statement on Form S-1 filed by AMC with the SEC for the purpose of providing "market-making" prospectuses for the Notes, (2) the reference to our firm under the caption "Legal Matters" contained in the prospectus included in that registration statement and (3) Latham & Watkins LLP's relying upon this opinion in providing any opinion that it delivers in connection with the foregoing. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
WARNER NORCROSS & JUDD LLP
By	/s/ JAMES H. BREAY James H. Breay A Partner